EX 99.1

Wind Works Power Corp. Signs Agreement for $15 Million Financing

July 18, 2011

OTTAWA, ONTARIO--(MARKET WIRE)—July 18, 2011 – Wind Works Power Corp. (OTC BB:WWPW.OB - News)(Frankfurt:R5E1.F - News)(WKN: A0RPM2) is pleased to announce it has signed an Agreement with a corporate investor to provide $15 million in financing for development costs of Wind Works’ current project pipeline in Ontario, Canada. The financing is non-dilutive at the public company level.

The financing will be used to fund the development costs of Wind Works’ existing projects in Ontario plus new projects that may be acquired during the term of the financing. Existing projects in Ontario include the 7 projects totaling 80MW that have been awarded FIT contracts represented by Settlers Landing, Snowy Ridge, Grey Highlands, Cloudy Ridge, Clean Breeze, Ganaraska, and Whispering Woods, plus the newly-acquired 5MW project announced June 14th.

The $15 million financing is a convertible debenture facility with a Maturity Date of January 31, 2013. Both interest and principal are due at Maturity. Funding is subject to satisfactory due diligence by investor on a project-by-project basis. The investor may, at its sole option, elect to convert all or part of their investment into equity in any of the projects that were funded using this financing facility. In such a case, the investor would earn a 49% interest in those specific projects if they elected to convert. Following conversion, Wind Works shall have the option to repurchase the project equity upon 30 days’ notice.

“With this $15 million financing, we now have the funding in place to fully develop our Ontario project portfolio, plus add to it in a strategic way”, comments Dr. Ingo Stuckmann, Wind Works’ President and CEO. “Our objective is to build a stable, recurring revenue stream by both selling certain projects for a gain and retaining a royalty interest; and by building other projects and owning and operating them over the longer-term in our 3 major markets of Ontario, the US, and Germany.”

On May 5, 2011 Wind Works gave notice terminating the Asset Purchase Agreement with Premier Renewable Energy, Inc. (“Premier”). The Agreement contemplated the sale of five wind energy projects in Ontario, Canada totaling 50 megawatts. The five wind parks were: Settlers Landing, Snowy Ridge, Grey Highlands, Cloudy Ridge and Clean Breeze. According to the Agreement Premier was obligated to pay certain development costs which they failed to do. The Agreement was therefore terminated for cause and Works has returned to Premier a total of $950,000 representing the amount of the refundable deposit. Except for the refundable deposit mentioned above, there is no further liability to either Wind Works or Premier as a result of the termination of the agreement. The $15 Million financing detailed above will be used by Wind Works to develop the 50MW that were subject to the proposed sale to Premier

About Wind Works * Zero Emission People

Our mission is to provide the opportunity for people to participate in the development of renewable wind energy projects. We believe in making sound, environmentally conscious investments that are good for our shareholders and our planet. To eliminate one person`s carbon footprint of 10 tons each year (for Germany), it only takes a modern windmill 1 day by producing approx. 20,000 kilowatt hours of zero emission energy. For more information, please visit: www.windworkspower.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the company's control, inability to successfully conclude negotiations currently in progress, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.